UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(CheckOne): |X| Form 10-K |_| Form 20-F  |_| Form 11-K   |_| Form 10-Q

            |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

For Period Ended: December 31, 2006

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     NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
             VERIFIED ANY INFORMATION CONTAINED IN THIS STATEMENT.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

                            BASELINE OIL & GAS CORP.
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                             Full name of Registrant


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                            Former Name if Applicable


                       11811 N. Freeway (I-45), Suite 200
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            Address of Principal Executive Office (Street and Number)


                              Houston, Texas 77060
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                              City, State, Zip Code

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Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

      |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, N-SAR OR Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and;

      |_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant needs additional time to complete the preparation of the filing, in particular, the completion of Registrant's financial statements and the accompanying footnotes, as the Registrant has been preoccupied with negotiating financing for its pending acquisition, which acquisition has been the subject of prior Company Reports on Form 8-K, the most recent of which was filed March 19, 2007 with the Commission.

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

Richard Cohen                        (212)                        561-3626
   (Name)                         (Area Code)                 (Telephone Number)

(2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s) |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
|_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            BASELINE OIL & GAS CORP.
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                  (Name of Registrant as Specified in Charter)

has duly caused this notification to be signed on its behalf by the undersigned, who is duly authorized.


      Dated: April 2, 2007                      By: /s/ Richard Cohen
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                                                    Richard Cohen,
                                                    Chief Financial Officer